UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

MAIR Holdings, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MAIR HOLDINGS, INC.
FIFTH STREET TOWERS
150 SOUTH FIFTH STREET
SUITE 1360
MINNEAPOLIS, MINNESOTA 55402

July 19, 2007

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of MAIR Holdings, Inc. to be held at the Five Star Center Conference Room, Fifth Street Towers, 100 South Fifth Street, Minneapolis, Minnesota on Tuesday, August 21, 2007 at 9:00 a.m.

At the meeting you will be asked to vote for the election of three Class One directors.  I encourage you to vote FOR each of the nominees for director.  Whether or not you are able to attend the meeting in person, I also urge you to sign and date the enclosed proxy card and return it promptly in the enclosed envelope or follow the telephone voting instructions that appear on the enclosed proxy card.  If you do attend the meeting in person, you may withdraw your proxy and vote personally on any matters properly brought before the meeting.

Sincerely,

Paul F. Foley
President and Chief Executive Officer

MAIR HOLDINGS, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS – AUGUST 21, 2007

The Annual Meeting of Shareholders of MAIR Holdings, Inc. will be held at 9:00 a.m. on Tuesday, August 21, 2007 at the Five Star Center Conference Room, Fifth Street Towers, 100 South Fifth Street, Minneapolis, Minnesota for the following purposes:

1.                                       To elect three Class One directors, each for a term of three years.

2.                                       To transact such other business as may properly come before the meeting.

Only shareholders of record at the close of business on July 2, 2007 are entitled to notice of and to vote at the meeting.

Whether or not you expect to attend the meeting in person, please complete, date, and sign the enclosed proxy card, or follow the telephone voting instructions that appear on the proxy card.  Proxies may be revoked at any time, and if you attend the meeting in person, your executed proxy will be returned to you upon request.

By Order of the Board of Directors

Ruth M. Timm
Vice President, General Counsel and Secretary

Dated: July 19, 2007

PLEASE SIGN AND DATE THE PROXY CARD EXACTLY AS YOUR NAME(S) APPEAR(S) THEREON AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, OR FOLLOW THE TELEPHONE VOTING INSTRUCTIONS THAT APPEAR ON THE PROXY CARD.

ii

MAIR HOLDINGS, INC.
FIFTH STREET TOWERS
150 SOUTH FIFTH STREET
SUITE 1360
MINNEAPOLIS, MINNESOTA 55402

PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD
AUGUST 21, 2007

INTRODUCTION

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board” or “Board of Directors”) of MAIR Holdings, Inc. (the “Company”) for use at the Annual Meeting of Shareholders to be held at the Five Star Center Conference Room, Fifth Street Towers, 100 South Fifth Street, Minneapolis, Minnesota on Tuesday, August 21, 2007 at 9:00 a.m., and at any adjournment thereof.

The Notice of Annual Meeting, this proxy statement and the form of proxy are first being mailed to shareholders of the Company on or about July 19, 2007.

PROXIES AND VOTING PROCEDURES

All shares represented by properly executed proxies received in time will be voted at the meeting and, where the manner of voting is specified on the proxy, will be voted in accordance with such specifications.  Shares represented by properly executed proxies on which no specification has been made will be voted FOR the election of the nominees for director named herein and will be deemed to grant discretionary authority to vote upon any other matters properly coming before the meeting.  If a properly executed proxy is returned and the shareholder has abstained from voting on any matter, the shares represented by the proxy will be considered present at the meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of such matter.  If an executed proxy is returned by a broker holding shares in street name which indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters, such shares will be considered present at the meeting for purposes of determining a quorum, but not for purposes of calculating the vote with respect to such matter.

Any shareholder who executes and returns a proxy may revoke it at any time prior to the voting of the proxies by giving written notice to the Company, by delivering a later-dated proxy by mail or by following the telephone voting instructions or by attending the meeting and giving oral notice to the Inspector of Elections.

SHAREHOLDERS ENTITLED TO VOTE

The Board of Directors of the Company has fixed the close of business on July 2, 2007 as the record date for determining the holders of Common Stock entitled to vote at the meeting.  On that date, there were 15,046,167 shares of Common Stock issued and outstanding.  Each share of Common Stock entitles the holder to one vote at the meeting.

ELECTION OF DIRECTORS

NOMINATION AND CLASSIFICATION

The Company’s Bylaws require that the Company’s Board of Directors be comprised of at least six directors, but no more than twelve, directors.  The Company’s Board of Directors currently consists of eight directors and is divided into three separate classes.  The terms of the Class One directors expire at the annual meeting, and the Company’s Board of Directors has nominated John J. Ahn, Pierson M. Grieve and Raymond W. Zehr, Jr. to serve as Class One directors until the annual meeting of shareholders to be held in 2010 or until their successors are elected and qualified.  Each nominee has agreed to stand for election at the meeting.  The terms of the Class Two and Class Three directors will expire in 2008 and 2009, respectively, or until their successors are elected and qualified.

REQUIRED VOTE

The election of each nominee for director requires the affirmative vote of the holders of a majority of the shares of Common Stock represented at the meeting.  All proxies will be voted in favor of the three nominees, unless a contrary choice is specified on the proxy.  If, prior to the annual meeting, the Board of Directors learns that any nominee will be unable to serve by reason of death, incapacity, or other unexpected occurrence, the proxies which would have otherwise been voted for such nominee will be voted for a substitute nominee, if any, selected by the Board of Directors.

INFORMATION ABOUT NOMINEES

The names of the nominees, their principal occupations and certain other information set forth below are based upon information furnished to the Company by the respective nominees.

John J. Ahn, age 42, a Class One director, became a director of the company in 2007.  Mr. Ahn is a principal of Riley Investment Management LLC (“RIM”) which is the general partner of Riley Investment Partners Master Fund, L.P. (together, “Riley”).  As of June 30, 2007, Riley and investment advisory clients of RIM owned approximately 6.9% of the Company’s Common Stock.  Prior to joining RIM, from 2003 to 2004, Mr. Ahn was a Managing Director at Maxcor Financial Group in its high yield and distressed bond group. In March 2004, Mr. Ahn joined B. Riley and Co. Inc. as a registered representative and also managed ISA Capital LP, a hedge fund for friends and family.  ISA Capital was closed in late 2005 when Mr. Ahn joined RIM.

Pierson M. Grieve, age 79, a Class One director, became a director of the Company in October 1999.  Mr. Grieve has been a member of Palladium Equity Partners, LLC, a New York private investment firm, since November 1998.  He was Chairman of the Metropolitan Airports Commission - State of Minnesota from April 1995 to April 1999.

Raymond W. Zehr, Jr., age 60, a Class One director, became a director of the Company in June 1995.  Mr. Zehr has been Chief Investment Manager and Chief Financial Manager of CRP Holdings, LLC since 1994 and 2003, respectively.  He is also Vice President of Twins Sports, Inc., the managing general partner of the Minnesota Twins Baseball Club, has been Executive Vice President and Treasurer of Pohlad Companies since 2000 and has served in various other capacities with Pohlad Companies since 1971.

INFORMATION ABOUT CONTINUING DIRECTORS

The following information regarding the directors of the Company whose terms do not expire at the meeting is based upon information furnished to the Company by the respective directors.

Donald E. Benson, age 77, a Class Two director, became a director of the Company in June 1995.  Mr. Benson has been Executive Vice President and a director of Marquette Financial Companies, formerly Marquette Bancshares, Inc., since January 1993 and with predecessor organizations since 1968.  Mr. Benson is also a director of First California Financial Group, Inc., Mass Mutual Corporate Investors, Mass Mutual Participation Investors, and a director and Vice President of Twins Sports, Inc., the managing general partner of the Minnesota Twins Baseball Club.

Paul F. Foley, age 54, a Class Three director, became a director of the Company in October 1999.  Mr. Foley has been the President and Chief Executive Officer of the Company since October 1999 and was President and Chief Executive Officer of Mesaba Aviation, Inc. (“Mesaba”) from October 1999 to September 2002.  He was Vice President at Atlas Air, Inc. from December 1996 to September 1999.  Mr. Foley graduated with a bachelor of science degree from Cornell University and a master of business administration degree from Southern Methodist University in Dallas, Texas.

James A. Lee, age 68, a Class Three director, became a director of the Company in December 2005.  Mr. Lee has been engaged in financial consulting work since 2001.  From 1987 to 2001, Mr. Lee was Senior Vice President and Chief Financial Officer of Canadian Pacific Railway and its predecessor company.  He was also President of Canadian Pacific (U.S.) Finance Inc. from 1993 to 2001.  Mr. Lee also served on the Board of Directors of Big Sky Transportation Co., a wholly-owned subsidiary of the Company, from December 2002 to December 2005.

Carl R. Pohlad, age 91, a Class Two director served as Chairman of the Board from 1995 to March 2006.  Mr. Pohlad has been Chairman of the Board, President and a director of Marquette Financial Companies, formerly Marquette Bancshares, Inc., since 1993.  Prior to 1993, Mr. Pohlad was President and Chief Executive Officer of Marquette Bank Minneapolis and Bank Shares Incorporated.  Mr. Pohlad is also an owner, director and the Chairman of the Board of Twins Sports, Inc., the managing general partner of the Minnesota Twins Baseball Club.  He is the father of Robert C. Pohlad, a director and Chairman of the Board of the Company.

Robert C. Pohlad, age 53, a Class Three director, became a director of the Company in September 1995 and became the Chairman of the Board in March 2006.  Mr. Pohlad has been a director and President of Pohlad Companies since 1987.  Mr. Pohlad became the Chief Executive Officer of PepsiAmericas, Inc. in November 2000 and became Chairman in January 2002.  Mr. Pohlad served as Chairman, Chief Executive Officer and a director of P-Americas, Inc. from July 1998 until P-Americas, Inc. merged with a subsidiary of PepsiAmericas, Inc. He is the son of Carl R. Pohlad, a director of the Company.

COMMITTEES

The Board of Directors has established Audit, Compensation, Executive, Safety and Nominating Committees.

Audit Committee.  The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934.  The members of the Audit Committee are Donald E. Benson, James A. Lee and Raymond W. Zehr, Jr., each of whom is independent as defined by the listing standards of the Nasdaq National Market (NASD Marketplace Rule 4200(a)(15)) and Rule
10A-3 of the Securities Exchange Act of 1934.  Mr. Benson is the Chairman of the Audit Committee.  The Board of Directors has determined that each of Mr. Benson, Mr. Zehr and Mr. Lee is an “audit committee financial expert,” as defined by Item 401(h) of Regulation S-K.  Mr. Zehr was appointed to the Audit Committee in October 1995, Mr. Benson was appointed to the Audit Committee in October 1999 and Mr. Lee was appointed to the Audit Committee in December 2005.

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibility to the Company’s shareholders, potential shareholders and the investment community relating to accounting and reporting practices of the Company and the quality, objectivity and integrity of the Company’s financial reports.  In consultation with the Company’s finance department and its independent registered public accounting firm, the Audit Committee reviews the Company’s accounting and auditing policies and procedures, the results of the Company’s audits and significant accounting and reporting issues.  The Audit Committee is also responsible for engaging the Company’s independent registered public accounting firm and for approving any non-audit services provided by such firm.

Compensation Committee.  The members of the Compensation Committee are Donald E. Benson, Pierson M. Grieve, James A. Lee and Raymond W. Zehr, Jr., each of whom is independent as defined by the listing standards of the Nasdaq National Market.  Mr. Zehr is the Chairman of the Compensation Committee.  The Compensation Committee is authorized by the Board of Directors to set the annual salary of each of the executive officers of the Company, including bonus and incentive programs, to grant options and to otherwise administer the Company’s stock option plans, and to review and approve compensation and benefit plans of the Company.  The Compensation Committee consists exclusively of non-employee directors.  Messrs. Benson and Zehr were appointed to the Compensation Committee in October 1995, and Messrs. Grieve and Lee were appointed to the Compensation Committee in March 2006.

The Compensation Committee considers recommendations from the Chief Executive Officer regarding total compensation for those executives and officers reporting directly to him and approves compensation for those executives and officers. Management provides to the

Compensation Committee historical and prospective summaries of the compensation components for each executive officer.

The Compensation Committee’s charter also grants the Compensation Committee the authority to retain outside consultants and other advisors to assist it in the performance of its duties and responsibilities, or to otherwise advise or inform the Compensation Committee.  During fiscal year 2007, the Compensation Committee retained PayCraft Consulting, a firm that provides and analyzes market compensation data and trends of relevant competitors.  As directed by the Compensation Committee, PayCraft assisted in a review of the Company’s executive compensation and incentive programs for fiscal year 2007 and provided recommendations on potential changes to ensure that these programs facilitate the attraction, retention and motivation of the Company’s executive officers.

Executive Committee.  The members of the Executive Committee are Paul F. Foley, Carl R. Pohlad, Robert C. Pohlad and Raymond W. Zehr, Jr.  Mr. Robert C. Pohlad is the Chairman of the Executive Committee.  The Executive Committee is delegated the full and complete powers of the Board of Directors to act in place of the full Board during all periods between regularly scheduled meetings of the Board and at any other time at which a meeting of the full Board is not practicable for any reason. Mr. Carl R. Pohlad was appointed to the Executive Committee in October 1995, Mr. Foley was appointed to the Executive Committee in October 1999 and Messrs. Robert C. Pohlad and Zehr were appointed to the Executive Committee in March 2006.

Safety Committee.  The members of the Safety Committee are Paul F. Foley, Pierson M. Grieve and James A. Lee.  Mr. Grieve is the Chairman of the Safety Committee.  The Safety Committee is empowered to review safety and regulatory compliance issues.  The Safety Committee meets with personnel responsible for regulatory compliance and safety programs at the Company’s subsidiary.  Messrs. Foley and Grieve were appointed to the Safety Committee in September 2003, and Mr. Lee was appointed to the Safety Committee in March 2006.

Nominating Committee.  The members of the Nominating Committee are John J. Ahn, Donald E. Benson, James A. Lee and Raymond W. Zehr, Jr., each of whom is independent as defined by the listing standards of the Nasdaq National Market.  Mr. Zehr is the Chairman of the Nominating Committee.  The Nominating Committee is authorized by the Board of Directors to recommend the structure and makeup of the Board of Directors and recommends the nomination of members to the Board to fill vacancies or for election by the shareholders of the Company.  Mr. Benson was appointed to the Nominating Committee in September 2003, Mr. Zehr was appointed to the Nominating Committee in August 2004, Mr. Lee was appointed to the Nominating Committee in March 2006 and Mr. Ahn was appointed to the Nominating Committee in February 2007.

Committee Charters.  A copy of each of the charters for the Audit Committee, Compensation Committee and Nominating Committee are available on the Company’s website at www.mairholdings.com.

INDEPENDENCE OF DIRECTORS

Each year the Board of Directors reaffirms its independence determination regarding each director of the Company.  The Board then delegates to the Nominating Committee the responsibility of reviewing, with the assistance of legal counsel to the Company, the applicable independence standards for Board member and Board committee independence and the responses to annual questionnaires completed by each of the directors.  On the basis of this review, the Nominating Committee determined that John J. Ahn, Donald E. Benson, Pierson M. Grieve, James A. Lee and Raymond W. Zehr, Jr. continue to be independent as defined by the listing standards of the Nasdaq National Market and Rule 10A-3 of the Securities Exchange Act of 1934.  The Nominating Committee also determined that Mr. Foley is not considered an independent director because of his employment as President and Chief Executive Officer of the Company, Mr. Carl R. Pohlad is not considered independent because of the fees he received in fiscal 2006 for his service as Chairman of the Board and Mr. Robert C. Pohlad is not considered independent as a result of his familial relationship with Mr. Carl R. Pohlad.  In making these determinations, the Board considered that in the ordinary course of business, transactions may occur between the Company and its subsidiaries and companies or other entities for which some of the Company’s Directors are or have been officers.

MEETINGS AND ATTENDANCE

During the fiscal year ended March 31, 2007, the Board of Directors held nine meetings, the Executive Committee held six meetings, the Audit Committee held eight meetings, the Compensation Committee held two meetings, the Nominating Committee held one meeting and the Safety Committee held four meetings.  In the fiscal year ended March 31, 2007, each of the directors attended at least 75% of the meetings held by the Board and held by each committee of which such director was a member.  Board members are not required to attend the Company’s annual meeting of shareholders.  Five directors attended the Company’s fiscal 2006 annual meeting of shareholders.

COMPENSATION OF DIRECTORS

Each of the Company’s non-employee directors earn an annual retainer of $40,000 plus out-of-pocket expenses.  Directors’ fees are currently set at $10,000 per quarter.  In addition to the annual retainer, directors are also compensated for each meeting attended.  Accordingly, with the exception of the Audit Committee, the Company pays each director a fee of $1,000 for each board or committee meeting attended in person and a fee of $500 for each Board or committee meeting attended via telephone.  The Company pays a fee of $2,500 to each Audit Committee member for each Audit Committee meeting attended in person and $1,250 for each Audit Committee meeting attended via telephone.  The Company also pays the Audit Committee chair additional compensation of $5,000 per year, and each of the chairs of the Compensation, Safety and Nominating Committees additional compensation of $2,500 per year.

Stock option awards made to non-employee directors have historically been at the discretion of the Compensation Committee.  The Company’s director compensation program does not require annual option grants to directors, and no stock options were granted to directors during fiscal 2007.

Finally, until Mesaba became a wholly-owned subsidiary of Northwest Airlines (“Northwest”), each non-employee director, and certain family members of such director received free or reduced travel on Mesaba and Northwest flights.  The Company believes that the directors’ use of such air travel during fiscal 2007 was de minimis.

The following table shows fiscal 2007 compensation for the Company’s non-employee directors.

2007 DIRECTOR COMPENSATION TABLE

	Fees Earned or
Name	Paid in Cash	Total

John J. Ahn (1)	$6,000	$6,000
Donald E. Benson	75,500	75,500
Pierson M. Grieve	52,500	52,500
James A. Lee	68,750	68,750
Carl R. Pohlad	55,000	55,000
Robert C. Pohlad	54,500	54,500
Raymond W. Zehr, Jr.	80,750	80,750

(1)               Mr. Ahn was appointed to the Board of Directors on February 9, 2007.

NOMINATING PROCESS

The Nominating Committee recommends the nomination of candidates to serve on the Board.  The Board may appoint directors to fill any vacancy occurring as a result of the resignation, death or removal of a director or from an increase in the size of the Board.  Shareholders elect directors whose terms are expiring at the annual meeting of shareholders.

Director candidates are evaluated on the basis of their overall fitness to serve on the Company’s Board of Directors.  Relevant factors include integrity of character, business experience, knowledge of the airline industry, educational achievement, leadership skills, standing in the business community and willingness and enthusiasm to serve as a director.

The Nominating Committee will give equal consideration to potential candidates without regard to the source of the recommendation.  Typically, recommendations have been made by the Company’s officers and directors.

The Nominating Committee will consider director candidates recommended by shareholders for election at future annual meetings of shareholders, provided that there is a vacancy on the Board.  To submit a recommendation to the Nominating Committee, a shareholder must provide the following information in writing to the Company’s President at the address of the Company set forth on the front cover of this proxy statement:

•                  The written consent of the person recommended as a director candidate being named as a nominee in a proxy statement and to serve as a director, if elected.

•                  The biographical information about the director candidate required to be included in a proxy statement conforming to Regulation 14A under the Securities Exchange Act of 1934.

•                  Other information about the director candidate concerning his or her qualifications to serve on the Company’s Board of Directors.

•                  The name and address of the shareholder submitting the recommendation and proof of ownership of shares of the Company.

Recommendations must be received in advance of the preparation and mailing of proxy materials.  For consideration at the 2008 annual meeting, recommendations must be received by the deadlines described in “Shareholder Proposals” below.

Shareholders are also entitled to nominate director candidates in accordance with the procedures set forth in the Company’s Bylaws.  Under those procedures, a shareholder must give written notice either by personal delivery or by United States mail, postage prepaid, to an officer of the Company not later than (i) with respect to an election to be held at an annual meeting of the shareholders, 90 days prior to the anniversary date of the immediately preceding annual meeting, and (ii) with respect to an election to be held at a special meeting of shareholders for the election of directors, the close of business on the 10th day following the date on which notice of such meeting is first given to shareholders.  Each such notice shall set forth the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; a representation that the shareholder is a holder of record of the capital stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated, or intended to be nominated, by the Board of Directors; and the consent of each nominee to serve as a director of the Company if so elected.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Shareholders may send written communications to the Board of Directors as a whole or to individual directors.  Such written communications should be addressed to the Board or specified members at MAIR Holdings, Inc., Fifth Street Towers, 150 South Fifth Street, Suite 1360, Minneapolis, Minnesota 55402.  Unless addressed to one or more specified directors, communications will be screened for relevance to the Company’s business.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT

The following table provides information regarding ownership of the Company’s Common Stock by (i) each person known to the Company to own beneficially more than 5% of its Common Stock, (ii) each director and nominee for director of the Company, (iii) each executive officer named in the Summary Compensation Table, and (iv) all directors and executive officers as a group.  Unless otherwise indicated, the information is as of June 1, 2007 and each person has sole voting and investment power as to the shares shown.

For the purposes of this proxy statement, beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission, and includes any shares for which the person has sole or shared investment power and any shares the person has the right to acquire within 60 days of June 1, 2007 through the exercise of stock options.  The stock options referred to in the footnotes are employee and director options issued under the Company’s plans.  These options become partially or wholly exercisable beginning one year after the date of grant.  Therefore, the reported option shares relate to options granted on or before July 31, 2006.

	Number of		Percentage
Beneficial Owner	Shares		Owned

Donald Smith & Co. 152 West 57th Street, New York, NY 10019	2,040,260	(1)	13.59%

Carl R. Pohlad 60 South Sixth Street, Suite 3800, Minneapolis, MN 55402	2,033,715	(2)	13.44%

FMR Corp. 82 Devonshire Street, Boston, MA 02109	2,000,026	(3)	13.33%

Dimensional Fund Advisors Inc. 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401	1,536,340	(4)	10.24%

Aegis Financial Corporation 1100 North Glebe Road, Suite 1040, Arlington, VA 22201	1,317,539	(5)	8.78%

Riley Investment Management LLC 11100 Santa Monica Blvd., Suite 810, Los Angeles, CA 90025	961,371	(6)	6.41%

Lloyd I. Miller 4550 Gordon Drive, Naples, FL 34102	952,586	(7)	6.35%

Schultze Asset Management, LLC 3000 Westchester Avenue, Purchase, NY 10577	886,781	(8)	5.91%

Paul F. Foley	604,500	(9)	3.87%

Robert E. Weil	175,000	(10)	1.15%

Robert C. Pohlad	69,000	(11)	*

John G. Spanjers	66,900	(10)	*

Raymond W. Zehr, Jr.	60,000	(10	*

Pierson M. Grieve	59,782	(10)	*

Donald E. Benson	69,000	(12	*

Ruth M. Timm	7,500	(10)	*

John J. Ahn	4,000	(13)	*

Fred L. deLeeuw	—		*

James A. Lee	—		*

All Directors and Officers as a Group (12 Persons)	3,149,397	(14)	19.44%

*Less than 1%.

(1)          According to a Form 13F filed by Donald Smith & Co. on May 14, 2007.

(2)          Includes 120,000 shares which may be purchased pursuant to stock options exercisable within 60 days.

(3)          According to a Form 13F filed by FMR Corp. on May 15, 2007.

(4)          According to a Schedule 13G filed by Dimensional Fund Advisors, Inc. on July 6, 2007.

(5)          According to a Form 13F filed by Aegis Financial Corporation on May 9, 2007.

(6)          According to information provided to the Company by Riley Investment Management LLC on July 9, 2007.  Excludes 68,809 shares held by investment advisory clients of Riley, for which Riley disclaims beneficial ownership.  Also excludes

 7,548 shares held by the B. Riley & Co. Retirement Trust, the trustee of which is Bryant Riley.  Bryant Riley is also the  managing member of Riley Investment Management LLC.

(7)          According to a Schedule 13G filed by Mr. Miller on March 21, 2007.

(8)          According to a Form 13F filed by Schultze Asset Management, LLC on April 30, 2007.

(9)          Includes 595,000 shares which may be purchased pursuant to stock options exercisable within 60 days.

(10)    Consists of shares which may be purchased pursuant to stock options exercisable within 60 days.

(11)    Includes 60,000 shares which may be purchased pursuant to stock options exercisable within 60 days.

(12)    Includes 45,000 shares which may be purchased pursuant to stock options exercisable within 60 days.

(13)    Consists of shares owned by Mr. Ahn’s parents, for which Mr. Ahn has voting and investment control.

(14)    Includes 1,189,182 shares which may be purchased pursuant to stock options exercisable within 60 days.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires directors and executive officers of the Company and persons who own more than 10% of the Company’s Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of the Company’s Common Stock.  Initial reports on Form 3 are required to be filed within ten business days of an individual becoming a director, executive officer or owner of 10% or more of the Company’s Common Stock.  Reports of changes in ownership are required to be filed within two business days after a change occurs.  During the Company’s fiscal year ended March 31, 2007, John G. Spanjers, the President and Chief Operating Officer of Mesaba Aviation, Inc., filed a Form 4 late to report the exercise of a stock option and subsequent sale of stock.  All other Section 16(a) filing requirements applicable to the Company’s officers, directors and greater than 10% beneficial owners required for the fiscal year ended March 31, 2007 were completed on a timely basis.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the following Compensation Discussion and Analysis section of the Company’s 2007 Proxy Statement. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s 2007 Proxy Statement.

Respectfully submitted,

THE COMPENSATION COMMITTEE

Raymond W. Zehr, Jr., Chairman
Donald E. Benson
Pierson M. Grieve
James A. Lee

COMPENSATION DISCUSSION AND ANALYSIS

As stated in its charter, the Compensation Committee is responsible for establishing the Company’s general compensation philosophy and determining the annual salary and incentive compensation of each of the executive officers of the Company.  The Compensation Committee also reviews and approves overall compensation levels and benefit plans of the Company.  The Company’s Chief Executive Officer and the officers and directors of the Company’s subsidiaries have principal responsibility for determining compensation and benefits for non-executive employees of the Company and employees of the Company’s subsidiaries.

PRINCIPLES OF THE COMPANY’S COMPENSATION PROGRAM

The Company’s executive compensation policies, as endorsed by the Compensation Committee, are designed to:

•                  Attract, motivate and retain executives whom the Compensation Committee believes are critical to the long-term success of the Company;

•                  Reward individual contributions to the Company’s accomplishment of certain strategic and operational goals;

•                  Promote a pay-for-performance philosophy by placing a significant portion of total compensation “at risk” while providing a level of compensation opportunity that is competitive with companies of similar complexity and size; and

•                  Provide an opportunity to own the Company’s common stock so that executives will have common interests with the Company’s shareholders.

While historically these have been the Company’s compensation policies, the Company has been in a period of transition with the transfer of Mesaba to Northwest and the Company’s search for new business opportunities.  As a result, the Compensation Committee has deemed it appropriate to not make any long-term equity incentive grants to the executives for performance in 2007.

PERFORMANCE OBJECTIVES

In the past, the Company and the Compensation Committee sought to link executive compensation directly to earnings performance and, consequently, to increases in shareholder value.  Therefore, historically, executive compensation has been based on three elements:

•                  Financial results of the Company and its subsidiaries;

•                  Operational and safety performance of the Company and its subsidiaries; and

•                  Individual performance.

The bankruptcy of Mesaba in the middle of fiscal year 2006 altered the factors the Compensation Committee considered in setting executive compensation.  Consequently, the Compensation Committee for fiscal year 2007 has given more emphasis to the effect of the Mesaba bankruptcy on the Company, the performance of the Company’s executive officers relating to the bankruptcy and the importance of continuity of executives during this transitional period for the Company.  The Compensation Committee also considered the following goals of the Company in determining executive compensation for fiscal year 2007:

•                  Preservation of its capital;

•                  Maximization of the value in Mesaba during its reorganization, including the Company’s claim against Mesaba, the Northwest claim, and the Company’s claim against Northwest;

•                  Stabilization of Big Sky Airlines’ business plan; and

•                  Exploration of growth opportunities in the airline industry to maximize shareholder value.

In January 2007, Mesaba and Northwest entered into a Stock Purchase and Reorganization Agreement by which Mesaba was to exit bankruptcy as a wholly-owned operating subsidiary of Northwest subject to the approval of Mesaba’s and Northwest’s respective bankruptcy courts.  Northwest’s bankruptcy court approved the Stock Purchase and Reorganization Agreement on February 27, 2007, and Mesaba’s bankruptcy court approved Mesaba’s plan of reorganization on April 9, 2007.  Mesaba’s plan of reorganization became effective on April 24, 2007, at which time Mesaba exited bankruptcy.  Thus, on April 24, 2007, the Company’s ownership of Mesaba ceased.

ELEMENTS OF EXECUTIVE COMPENSATION

The Compensation Committee establishes the base salary and incentive compensation of the Chief Executive Officer, Chief Financial Officer and General Counsel.  The compensation program for the Company’s executive officers consists of the following elements:

•                  Base salaries;

•                  Annual cash incentive (bonus) awards;

•                  Long-term equity incentive awards, historically in the form of stock option grants;

•                  Retention compensation;

•                  Benefits; and

•                  Perquisites.

The Committee believes that the above elements of compensation create a flexible package that reflects the long-term view of the Company and can reward both short and long-term performance of the Company and the individual.

BASE SALARIES

Base salaries allow for a fixed amount of compensation for the executive’s regular work. Base salary levels are reviewed annually by the Compensation Committee and adjusted based upon competitive market factors and the officer’s ability to contribute to the overall success of the Company’s mission.  The effective date of base salary merit increases, if applicable, typically is June 1st of each year. Increases in salaries are based on both individual performance and the Company’s overall budget for the year.  Salary increases can also occur upon promotion.  Any salary increase for an elected corporate officer must be approved by the Compensation Committee.

ANNUAL CASH INCENTIVE AWARDS

Annual cash incentive awards are designed to reward short-term performance and achievement by executives.  Target bonuses are established annually, in conjunction with base salary determinations and are intended to provide a competitive level of compensation when the executives and/or the Company as a whole achieve certain performance objectives.  Incentive compensation is based on the individual’s contribution to the Company’s satisfaction of its performance objectives discussed above in the narrative following “Performance Objectives,” as determined and approved by the Compensation Committee.  Bonus levels are determined as a percentage of each executive’s base salary.   Incentive compensation generally will not exceed 100% of an officer’s base salary, although officers may on occasion receive a larger portion of their total compensation through incentive compensation than from salary.

LONG-TERM EQUITY INCENTIVE AWARDS

Equity-based compensation and ownership ensures that the Company’s executive officers have a continuing stake in the long-term success of the Company.  Equity incentive awards are granted under the Company’s 2000 Stock Incentive Plan, which authorizes grants of stock options, performance awards, restricted stock, stock appreciation rights and other stock-based awards that the Compensation Committee deems advisable in its sole discretion.

Historically, the Compensation Committee has limited its equity-based compensation awards to stock options.  In addition, historically, the Company has provided an annual grant of stock options to its executive officers.  Due to the issues surrounding Mesaba’s bankruptcy filing discussed above, the Compensation Committee did not grant any options to the Company’s executive officers for their performance in fiscal 2006.  In addition, the Compensation Committee did not grant any long-term incentive grants to executive officers in fiscal 2007, other than a grant of stock options to Ms. Timm because she had not previously been granted the standard new-hire options.  As stated earlier, the Compensation Committee has determined that, in light of the fact that the Company was in a state of transition during fiscal 2007, it is not appropriate to grant stock options to its executive officers at this time.

RETENTION PAYMENTS

Although the Compensation Committee does not have a set policy to authorize retention payments to executives, Mr. Foley’s October 1, 2004 employment agreement with the Company contains a retention component.  Under the agreement, Mr. Foley is also entitled to a vesting retention bonus, of which $100,000 was paid upon the second anniversary, $100,000 will be paid upon the third anniversary, and $200,000 will be paid upon the fourth anniversary of the effective date of the agreement, provided that Mr. Foley remains employed by the Company as of such dates.  At the time Mr. Foley’s employment agreement was executed, the Compensation Committee acknowledged the instability of the airline industry and concluded that it was in the best interest of the Company to retain Mr. Foley’s leadership.  Mr. Foley’s Management Compensation Agreement is discussed more fully below under the heading, “Evaluation of Executive Performance in Fiscal 2007.”

In addition, in July 2007, the Compensation Committee approved Executive Retention Bonus Agreements with each of Messrs. Foley and Weil and Ms. Timm in connection with the Company’s anticipated receipt of disbursements from the Mesaba liquidating trust established by the Mesaba plan of reorganization as a result of the Company’s former equity interest in Mesaba.   The Compensation Committee believes that the Executive Retention Bonus Agreements will encourage these Company executives to continue in employment with the Company during this important transition period and to take all actions possible to facilitate and maximize the equity disbursements.  The retention bonuses will be payable if the executive remains in active employment through the date the equity disbursement is received.  Bonuses will also be paid if the executive’s employment is terminated without cause after a change-in-control.  The following table sets forth information concerning potential retention bonuses payable to such executive officers based on the amount of equity disbursements from the liquidating trust:

AMOUNT OF EQUITY DISBURSEMENT
		From	From	From
	Less than	$10 Million up to	$15 Million up to	$20 Million up to	Above
Name	$10 million	$15 Million	$20 Million	$25 Million	$25 Million

Paul F. Foley	None	$250,000 plus 2.0% of amounts above $10 Million	$350,000 plus 1.5% of amounts above $15 Million	$425,000 plus 1.0% of amounts above $20 Million	$475,000 plus 0.5% of amounts above $25 Million

Robert E. Weil	None	$166,666 plus 1.33% of amounts above $10 Million	$233,333 plus 1.0% of amounts above $15 Million	$283,333 plus 0.66% of amounts above $20 Million	$316,666 plus 0.33% of amounts above $25 Million

Ruth M. Timm	None	$83,333 plus 0.66% of amounts above $10 Million	$116,667 plus 0.5% of amounts above $15 Million	$141,667 plus 0.33% of amounts above $20 Million	$158,334 plus 0.16% of amounts above $25 Million

Benefits

The Company allows its employees, including the executive officers, to participate in a 401(k) plan.  Previously, the Company’s employees participated in the 401(k) plan administered by Mesaba, although the Company made all of its own matching contributions.  Following Mesaba’s exit from bankruptcy as an operating subsidiary of Northwest, the Company began participating in the 401(k) plan administered by Big Sky.  The Company also provides other benefits such as medical, dental, life insurance and long-term disability coverage, as well as vacation and other paid holidays. These benefits are available to all employees, including each named executive officer, and are comparable to those provided at other companies. These programs are designed to provide certain basic quality of life benefits and protections to the Company’s employees and at the same time enhance the Company’s attractiveness as an employer of choice.

Perquisites

The Company provides Messrs. Foley and Weil and Ms. Timm with additional benefits such as annual physicals and additional life and disability insurance.  The additional insurance coverage is provided because the Company’s standard policy limits are less than the benefit that should be provided to certain executives based on their base salary.  The Company also provides a car allowance to Mr. Foley.

Evaluation of Executive Performance in Fiscal 2007

Executive Performance.  The Compensation Committee is responsible for evaluation of CEO performance.  The Compensation Committee, working with the CEO, evaluates the performance of the other named executive officers and elected officers.  The Committee does not rely solely on predetermined formulas or a limited set of criteria when it evaluates the performance of these officers, but rather focuses on their individual objectives which typically reflect short-term and certain strategic goals.  See the narrative above under the caption, “Performance Objectives.”  In evaluating executive fiscal 2007 performance, the Compensation Committee considered management’s continuing achievement of its short- and long-term goals, which include the following major accomplishments:

•      Retaining the Company’s Capital.  Early in Mesaba’s bankruptcy case, Mesaba’s creditors’ committee was granted the right by the bankruptcy court to review various documents concerning transactions between the Company and Mesaba, including the payment of dividends from Mesaba to the Company.  The Company believed all dividends paid by Mesaba were appropriate and in compliance with state law.  The creditors’ committee challenged the payments of dividends, and the Company successfully countered this challenge.  In addition, in connection with the transactions by and among Mesaba, the Company and Northwest, the Company obtained a release of all claims from Mesaba’s creditors’ committee.

•      Maximizing the Return from the Company’s Equity Ownership of Mesaba.  In negotiating the Stock Purchase Agreement with Northwest, management obtained certain concessions from Northwest that allowed the Company to maximize its equity value in Mesaba.  First, Northwest agreed to assign its $7.3 million claim in Mesaba’s bankruptcy to the Company.  Second, Northwest agreed that it would allow Mesaba to pay certain cure costs for assumed contracts out of Mesaba’s cash, an asset that was being transferred to Northwest as part of the transaction, rather than requiring Mesaba’s bankruptcy estate to pay such costs.  Additionally, separate from the Northwest transaction, the Company worked with Mesaba to manage the creditors’ claims that were filed against Mesaba and reduce them as much as possible.  The result of management’s negotiations with Northwest and its assistance in managing Mesaba’s bankruptcy claims is that the Company expects to receive a substantial distribution from Mesaba’s bankruptcy estate, both as a Mesaba creditor and as the equity owner of Mesaba.

•                  Obtaining a Positive Resolution to Mesaba’s Bankruptcy.  Management succeeded in ensuring that Mesaba continues as a viable entity following its bankruptcy, thus preserving the jobs of a substantial number of people and preserving Mesaba’s service to small communities that rely on it.  Additionally, after it became clear that Northwest’s goal was to own Mesaba, management resolved the issue of Northwest’s stock ownership of the Company to allow the Company to repurchase Northwest’s shares at a fair price.

•                  Maintaining Safety and Operating Performance.  Despite Mesaba’s bankruptcy, the Company continued to focus on the safety and operating performance of both Mesaba and Big Sky.

•                  Growing Big Sky.  The Company has worked with Big Sky to grow its 19-seat aircraft operation with the goal of helping Big Sky achieve profitability.  Most notably, during fiscal 2007, the Company assisted Big Sky in securing its agreement with Delta Airlines to operate 19-seat aircraft in and out of Boston.  Big Sky began its Boston operations in April 2007.  Throughout fiscal 2008, Big Sky will continue to ramp up its Boston operations and add new flights, with the goal of achieving profitability during fiscal 2009.

•                  Evaluating Strategic Alternatives.  Management identified and reviewed numerous strategic alternatives for the Company in furtherance of its goal to explore additional growth opportunities both within and outside the airline industry.

The Compensation Committee based its compensation decisions for Mr. Foley, as well as the other executive officers, on its assessment of the Company’s performance and the individual’s performance based on the accomplishments listed above.

Employment Agreement with Paul F. Foley.  Mr. Foley became the President and Chief Executive Officer of the Company in 1999.  Effective October 1, 2004, the Company entered into a four-year Management Compensation Agreement (the “MCA”) with Mr. Foley.  Under the terms of the MCA, Mr. Foley receives an annual base salary of $350,000 and may also receive annual discretionary bonuses up to 100% of his annualized base salary, based upon achievement of personal and Company goals as determined by the Compensation Committee.  Upon execution of the MCA, Mr. Foley received a $500,000 one-time bonus.  Subject to certain exceptions articulated in the MCA, Mr. Foley must repay the Company a prorated portion of the one-time bonus if his employment terminates prior to the end of the four-year term.  Mr. Foley is also entitled to a vesting retention bonus, of which $100,000 was paid upon the second anniversary, $100,000 will be paid upon the third anniversary, and $200,000 will be paid upon the fourth anniversary of the effective date of the MCA, provided that Mr. Foley remains employed by the Company as of such dates.  The MCA also provides that Mr. Foley will receive an annual living expense allowance of $75,000 and such fringe benefits as are made available to other senior executives of the Company.  The Compensation Committee terminated Mr. Foley’s annual living allowance following his relocation to Minneapolis, Minnesota in September 2005.

Either the Company or Mr. Foley may terminate the MCA without cause at any time, upon one month’s written notice to the other party.  The Company may terminate Mr. Foley’s employment and the MCA for cause without prior notice.  The MCA also terminates in the event of Mr. Foley’s death or other inability to carry out his essential job functions.  Upon any termination or upon expiration of the MCA, Mr. Foley will continue to be bound by certain confidentiality, non-compete and non-recruitment obligations contained in the MCA.

The MCA provides for the continued employment of Mr. Foley through September 30, 2008, and provides that Mr. Foley will be entitled to severance benefits if the Company terminates his employment without cause, either during or after the term of the MCA.  These severance benefits include payments equal to two times Mr. Foley’s annual salary, payable over a twelve-month period, health and dental benefits, the vesting of Mr. Foley’s retention bonus and stock options, and the continuance of any available flight privileges Mr. Foley may be eligible to receive, for twelve months.  The MCA also provides for similar severance benefits to Mr. Foley if he resigns his employment with the Company within one year after a change in control of the Company that occurs during the term of the MCA.

In July 2007, the Company and Mr. Foley amended the MCA to clarify that any severance benefits received by Mr. Foley under a Company plan or arrangement other then the MCA, by reason of termination of his employment without cause, will be applied as an offset against amounts owed to Mr. Foley under the MCA.  See “Potential Payments Upon Termination or Change in Control” for a discussion of the Company’s Severance Compensation Plan.

Incentive Compensation.  Based on performance objectives described above, the Compensation Committee concluded that each of Messrs. Foley and Weil and Ms. Timm met or exceeded each of the performance criteria, and awarded each of them 100% of their target bonuses for fiscal year 2007.  In addition, in recognition of such officers’ significant role in the Company performance in fiscal year 2007, the Compensation Committee approved a supplemental cash award to each of Messrs. Foley and Weil and Ms. Timm.

The fiscal 2007 target and actual cash incentive awards paid to each of the named executive officers are shown in the table below.  Although the payments below were made in fiscal 2008, they were based on fiscal 2007 results and performance.  The actual cash incentive awards shown below are also shown in the “Bonus” column of the Summary Compensation Table set forth below.

Fiscal 2007 Annual Cash Incentive Awards

Name	Target Payout as % of Salary	Target Bonus Award	Actual Cash Award	Supplemental Cash Award	Total Actual Award	Actual Award as % of Salary

Paul F. Foley	100%	$350,000	$350,000	$200,000	$550,000	157%

Robert E. Weil	60%	117,000	117,000	100,000	217,000	111%

John G. Spanjers (1)	—	—	—	—	—	0%

Ruth M. Timm	40%	52,000	52,000	50,000	102,000	78%

Fred L. deLeeuw (2)	40%	60,000	40,000	—	40,000	27%

(1)          Mr. Spanjers is an employee of Mesaba, and the Compensation Committee was not responsible for setting his bonus for his performance in fiscal 2007 due to Mesaba emerging from bankruptcy on April 24, 2007 as a wholly-owned subsidiary of Northwest.

(2)          Mr. deLeeuw is an employee of Big Sky.  Big Sky’s Board of Directors, with input from the Company’s management, is responsible for all compensation decisions for Big Sky’s executives, including awarding Mr. deLeeuw’s bonus for his performance in fiscal 2007.

SUMMARY COMPENSATION TABLE

In accordance with Securities and Exchange Commission rules, the following compensation information for fiscal 2007 includes compensation of certain officers of one of the Company’s wholly owned subsidiaries, Mesaba.  On April 24, 2007, Mesaba and Northwest closed on the Stock Purchase and Reorganization Agreement between such parties, and Mesaba emerged from bankruptcy as a wholly-owned subsidiary of Northwest.  Accordingly, as of April 24, 2007, the Mesaba officer included in the table below is no longer an employee of the Company or of any of its subsidiaries.  The Mesaba officer did not receive any bonus payments for fiscal 2007 prior to April 24, 2007.

				All
Name and				Other
Principal Position	Salary	Bonus (1)		Compensation		Total

Paul F. Foley	$363,462	$550,000	(2)	$156,779	(3)	$1,070,241
President and Chief Executive Officer of the Company

Robert E. Weil	202,500	217,000	(4)	19,309	(5)	438,809
Vice President, Chief Financial Officer and Treasurer of the Company

Ruth M. Timm	135,000	102,000	(6)	2,932	(7)	239,932
Vice President, General Counsel of the Company

John G. Spanjers	189,881	—		7,336	(8)	197,217
President and Chief Operating Officer of Mesaba

Fred L. deLeeuw	150,000	40,000		2,250	(8)	192,250
President of Big Sky

(1)   Incentive compensation for services rendered has been included as compensation for the year earned even though a portion of such compensation is paid in the following year.  Incentive compensation is based upon the achievement of Company and individual performance criteria as described above.

(2)   Consists of a target bonus of $350,000 and a supplemental cash award of $200,000.

(3)   Consists of a vehicle allowance of $9,844 paid by the Company on Mr. Foley’s behalf, life insurance premiums of $4,000 and disability insurance premiums of $10,718 paid by the Company on Mr. Foley’s behalf, matching contributions of $10,390 made by the Company on Mr. Foley’s behalf pursuant to the Company’s 401(k) Retirement Savings Plan, a gross-up amount of $21,827 for reimbursement of taxes on insurance premiums and other benefits and a $100,000 retention bonus payable pursuant to Mr. Foley’s employment agreement.

(4)   Consists of a target bonus of $117,000 and a supplemental cash award of $100,000.

(5)   Consists of life insurance premiums of $414 and disability insurance premiums of $3,276 paid by the Company on Mr. Weil’s behalf, matching contributions of $7,950 made by the Company on Mr. Weil’s behalf pursuant to the Company’s 401(k) Retirement Savings Plan and a gross-up amount of $7,669 for reimbursement of taxes on insurance premiums and other benefits.

(6)   Consists of a target bonus of $52,000 and a supplemental cash award of $50,000.

(7)   Consists of life insurance premiums of $577 paid by the Company on Ms. Timm’s behalf, matching contributions of $1,500 made by the Company on Ms. Timm’s behalf pursuant to the Company’s 401(k) Retirement Savings Plan and a gross-up amount of $855 for reimbursement of taxes on insurance premiums and other benefits.

(8)   Consists of matching contributions made by the Company on such executive officer’s behalf pursuant to the Company’s 401(k) Retirement Savings Plan.

FISCAL 2007 LONG-TERM INCENTIVE GRANTS

The table below summarizes long-term incentive grants made to the named executive officers during fiscal 2007.  To date, all long-term incentive grants have been made in the form of stock options.

		Estimated Future Payouts under			Exercise or	Grant Date
		Equity Incentive Plan Awards			Base	Fair Value
					Price of	of Stock
	Grant	Threshold	Target	Maximum	Options	and Option
Name	Date	(#)	(#)	(#)	Awards	Awards

Paul F. Foley		—	—	—	—	—

Robert E. Weil		—	—	—	—	—

John G. Spanjers		—	—	—	—	—

Ruth M. Timm	7/14/2006	30,000	—	—	$5.62	$78,240

Fred L. deLeeuw		—	—	—	—	—

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides information about unexercised stock options for each named executive officer outstanding as of March 31, 2007.  The table below does not include any SARs held at March 31, 2007, because Mesaba’s SARs plan terminated when Mesaba exited bankruptcy on April 24, 2007.  No SARs were exercised between the end of fiscal 2007 and April 24, 2007.

	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised
	Options	Options	Option	Option
	(#)	(#)	Exercise	Expiration
Name	Exercisable	Unexercisable	Price	Date

Options
Paul F. Foley	150,000	—	$6.54	11/16/2011
Paul F. Foley	150,000	—	5.97	12/3/2012
Paul F. Foley	25,000	—	5.97	8/3/2007
Paul F. Foley	125,000	—	5.97	10/8/2007
Paul F. Foley	70,000	—	5.97	6/28/2008
Paul F. Foley	75,000	75,000	8.28	8/18/2014

Robert E. Weil	50,000	—	6.54	11/16/2011
Robert E. Weil	50,000	—	5.97	12/3/2012
Robert E. Weil	15,000	—	5.97	1/17/2008
Robert E. Weil	15,000	—	5.97	6/28/2008
Robert E. Weil	20,000	—	5.97	8/3/2007
Robert E. Weil	25,000	25,000	8.28	8/18/2014

John G. Spanjers	10,000	—	11.50	10/31/2007	(1)
John G. Spanjers	20,000	—	9.53	10/31/2007	(1)
John G. Spanjers	20,000	—	9.05	8/3/2007	(1)
John G. Spanjers	16,900	—	6.54	10/31/2007	(1)

Ruth M. Timm	7,500	22,500	5.62	7/14/2016

Fred L. deLeeuw	—	—	—	—

(1)          The Company’s Compensation Committee extended the expiration date for options held by Mesaba employees to the earlier of the option expiration date or October 31, 2007.

OPTION AND SARS EXERCISES IN LAST FISCAL YEAR

The following table provides information about the exercise of stock options and SARs during the fiscal year ended March 31, 2007 for each executive officer named in the Summary Compensation Table.

Option Awards
Number of
	Shares	Value
	Acquired	Realized
Name	on Exercise	on Exercise (1)

Options
Paul F. Foley	—	—

Robert E. Weil	—	—

John G. Spanjers	28,869	$13,282

Ruth M. Timm	—	—

Fred L. deLeeuw	—	—

SARs (2)

John G. Spanjers	—	—

(1)          Value is calculated as the excess of the market value of the Common Stock at the date of exercise over the exercise price.

(2)          Messrs. Foley, Weil and deLeeuw and Ms. Timm are not eligible to participate in the Mesaba 2003 Incentive Award Plan.  Moreover, Mesaba’s 2003 Incentive Award Plan was terminated when Mesaba exited bankruptcy on April 24, 2007.  No SARs were exercised between March 31, 2007 and April 24, 2007.

COMPENSATION CONSULTANTS

During fiscal year 2007, the Compensation Committee retained PayCraft Consulting to provide and analyze market compensation data and trends of relevant competitors.  In assisting the Compensation Committee, PayCraft assembled a list of 12 relevant competitors in the regional airline industry, as well as companies in all industries with revenue between $100 million and $500 million.  PayCraft used market data collected for each group of relevant competitors to compare the Company’s compensation programs in each of the following areas:

•                  Base salary;

•                  Actual annual incentives;

•                  Actual total cash compensation;

•                  Long-term incentives; and

•                  Actual total direct compensation.

FISCAL 2008 SALARIES AND TARGET ANNUAL CASH INCENTIVE (BONUS) AMOUNTS

The following table sets forth the fiscal 2008 cash compensation, consisting of base salaries and bonuses, for the four named executive officers who currently remain employed by the Company and Big Sky.  The amounts shown are base salaries as of April 1, 2007 (the beginning of the Company’s fiscal year) and as of June 1, 2007 (reflecting annual increases) and the percent and dollar target cash bonus for fiscal 2008.  Executive officers who remain employed through the end of the fiscal year are assured a minimum bonus payout of 50% of the target cash bonus.

Name	April 1, 2007 Salary	June 1, 2007 Salary	Fiscal 2008 Target Bonus (%)	Fiscal 2008 Target Bonus ($)

Paul F. Foley	$350,000	$350,000	100%	$350,000

Robert E. Weil	195,000	205,000	60%	123,000

Ruth M. Timm	130,000	140,000	40%	56,000

Fred L. deLeeuw	150,000	165,000	40%	66,000

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

In July 2007, the Compensation Committee established the Severance Compensation Plan providing for severance payments upon a qualifying termination of employment and accelerated vesting of options upon a qualifying termination of employment or upon a change-in-control of the Company.  This plan formalized the Company’s current practice with respect to severance payments to terminated employees who have been employed by the Company for at least 12 months.  The plan provides for severance compensation to be paid as follows:

•                  employees who are not officers or management directors will receive 3 weeks of base compensation for each year of service, with a minimum severance benefit of 12 weeks and a maximum severance benefit of 52 weeks;

•                  employees who are management directors will receive 3 weeks of base compensation for each year of service, with a minimum severance benefit of 16 weeks and a maximum severance benefit of 52 weeks; and

•                  employees who are officers will receive a severance benefit equal to 52 weeks of base compensation.

“Base compensation” under the plan consists of annual salary and targeted annual incentive bonus, each determined as of the date of termination.

The events that would trigger a named executive officer’s entitlement to payments or other benefits upon termination, and the value of the estimated payments and benefits are described in the following table, assuming a termination date and, where applicable, a change in control date of June 30, 2007 and a stock price of $6.60 per share, which was the closing price of one share of the Company’s common stock on June 29, 2007:

	Paul F. Foley	Robert E. Weil	Ruth M. Timm
Involuntary Termination Without Cause Due to Organizational Restructuring

Annual Salary / Targeted Incentive Bonus	$700,000	$328,000	$196,000
Benefits Continuation	34,492	26,609	8,594
Gain on accelerated Stock Options	—	—	29,400
Total	$734,492	$354,609	$233,994

Involuntary Termination Within 12 Months Following a Change in Control

Annual Salary / Targeted Incentive Bonus	$700,000	$328,000	$196,000
Benefits Continuation	34,492	26,609	8,594
Gain on accelerated Stock Options	—	—	29,400
Total	$734,492	$354,609	$233,994

Change in Control

Gain on accelerated Stock Options	$—	$—	$29,400
Total	$—	$—	$29,400

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee of the Board of Directors was an officer, former officer or employee of the Company or its subsidiaries during the fiscal year ended March 31, 2007, nor did any member of the Compensation Committee have any material relationship or transaction with the Company requiring disclosure elsewhere in this proxy statement.  No executive officer of the Company served as a member of the compensation committee or board of directors of another entity, one of whose executive officers served on the Company’s Compensation Committee or Board of Directors during the fiscal year ended March 31, 2007.

TRANSACTIONS WITH RELATED PERSONS

RELATED PARTY TRANSACTION APPROVAL POLICY

All transactions between the Company or its subsidiaries and any related party are subject to the Company’s written Related Party Transaction Approval Policy that was approved by the Board of Directors during fiscal 2007.  Under the policy, any financial transaction, arrangement or relationship in which the Company or its subsidiary is a participant and in which a related person has a direct or indirect interest and which, when aggregated with the amount of all other transactions between the related person and the Company, involve $120,000 or more, must be approved by the Audit Committee of the Board of Directors.  The policy defines “related persons” as all directors and executive officers of the Company; any nominee for director; any immediate family member of a director, nominee for director or executive officer; and any holder of more than five percent of the Company’s common stock, or an immediate family member of such holder.

In reviewing a proposed related party transaction, the Audit Committee is required to analyze the following factors, as well as any other factors the Audit Committee deems appropriate:

•                  Whether the terms are fair to the Company;

•                  Whether the transaction is material to the Company;

•                  The role the related person has played in arranging the transaction at issue;

•                  The structure of the transaction at issue; and

•                  The interests of all related persons in the transaction at issue.

The Audit Committee may not approve a related party transaction unless it determines that such transaction is beneficial to the Company and the terms of such transaction are fair to the Company.  Additionally, the Audit Committee has the discretion to condition its approval of a related party transaction upon the Company and/or the related person taking specified actions deemed necessary and appropriate by the Audit Committee.

AGREEMENT WITH NORTHWEST

Until March 12, 2007, Northwest was a beneficial owner of more than 5% of the Company’s outstanding Common Stock.  During the fiscal year ended March 31, 2007, substantially all of the operating revenues of Mesaba, the Company’s subsidiary up until April 24, 2007, were received from Northwest under an Airline Services Agreement that governed Mesaba’s operation of regional aircraft for Northwest.

On September 14, 2005, Northwest filed for bankruptcy protection under Chapter 11 of the United States Bankruptcy Code.  Prior to and following its bankruptcy, Northwest missed several payments owed to Mesaba, and on October 13, 2005, Mesaba also filed for Chapter 11 bankruptcy protection.  On January 22, 2007, Mesaba and Northwest executed a Stock Purchase and Reorganization Agreement, under which Mesaba was to exit bankruptcy as a wholly-owned subsidiary of Northwest.  Mesaba’s Bankruptcy Court approved Mesaba’s plan of reorganization on April 9, 2007, and the plan of reorganization became effective on April 24, 2007, at which time Mesaba exited bankruptcy.  Thus, on April 24, 2007, the Company’s ownership of Mesaba ceased, and Mesaba became a wholly-owned subsidiary of Northwest.

Also on January 22, 2007, the Company and Northwest executed a Stock Purchase Agreement by which the Company purchased from Northwest all of the 5,657,113 shares of stock of the Company owned by Northwest at a purchase price of $6.25 per share.

The closing for the stock purchase occurred on March 12, 2007, at which time the Company paid Northwest $4.25 per share, or approximately $24 million, and Northwest returned all of the shares to the Company for cancellation.  The Company will be required to pay to Northwest the remaining $2.00 per share, or approximately $11.3 million, the earlier of October 22, 2007 or the date on which the Company receives at least $25 million in distributions from Mesaba’s bankruptcy estate on account of the Company’s equity interest in Mesaba.  On March 12, 2007, Northwest also returned to the Company for cancellation a warrant it held to purchase an additional 4,112,500 shares of the Company’s stock.  The warrant was issued to Northwest in connection with Mesaba’s and Northwest’s’ Airline Services Agreement, but had never vested.

Both the Airline Services Agreement and the Stock Purchase Agreement were approved by the full Board of Directors.  Additionally, the full Board of Directors authorized the Company, as the sole shareholder of Mesaba, to provide its consent to Mesaba entering into the Stock Purchase and Reorganization Agreement with Northwest.  Each of these agreements was executed prior to the Board’s adoption of the Related Party Transaction Approval Policy.

BIG SKY SUBLEASE AGREEMENT WITH JON MARCHI

Big Sky Transportation Co., the Company’s wholly-owned subsidiary, subleases its hangar facility from Jon Marchi, who is a director of Big Sky.  The term of the sublease is through 2019.  In fiscal 2007 Big Sky paid Mr. Marchi $68,328 in land and hangar rental payments.  The Company’s Audit Committee did not approve the lease agreement in accordance with the Related Party Transaction Approval Policy because the lease was executed in 1994, before such policy was adopted.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors consists of three members, none of whom are officers or employees of the Company or its subsidiaries.  All members of the Audit Committee are “independent,” as defined in Rule 10A-3 under the Securities Exchange Act of 1934 and Rule 4200(a)(14) of the Marketplace Rules contained in the National Association of Securities Dealers Manual, and are financially literate.  Information about the committee members and their duties is provided on page 6 of this document.  The Audit Committee met eight times during the fiscal year ended March 31, 2007.  During each quarter, the Audit Committee met with the Company’s independent registered public accounting firm to review a wide range of issues relating to the Company’s accounting and auditing policies and procedures, internal controls and financial reporting.

The Audit Committee, together with management and representatives of Deloitte & Touche LLP, reviewed and discussed the audited consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2007.  The Audit Committee discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended.  Additionally, the Audit Committee received and discussed written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board No. 1, “Independence Discussions with Audit Committees,” describing that firm’s independence from, and relationships with, the Company.  Based on the review and discussions referred to above, the members of the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2007, for filing with the Securities and Exchange Commission.  The Audit Committee also determined that Deloitte & Touche LLP’s fees and services for the fiscal year ended March 31, 2007 were consistent with the maintenance of their independence as the Company’s independent registered public accounting firm.

All non-audit services performed by Deloitte & Touche LLP during fiscal 2007 were approved by the Audit Committee in accordance with the procedures set forth in the Audit Committee Charter.

Respectfully submitted,

THE AUDIT COMMITTEE

Donald E. Benson, Chairman
James A. Lee
Raymond W. Zehr, Jr.

INFORMATION REGARDING INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has not yet appointed an independent registered public accounting firm for the Company for the fiscal year ending March 31, 2008.  The Audit Committee is in the process of evaluating the performance of the auditors and will make its recommendation for the appointment of auditors for fiscal year 2008 during the second quarter of the fiscal year.  As a result, the Company is not requesting ratification of its auditor selection for fiscal year 2008.  Deloitte & Touche LLP served as the Company’s independent registered public accounting firm for fiscal 2007.  Representatives of Deloitte & Touche LLP will be present at the meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders in attendance.

AUDIT FEES

The aggregate fees billed for professional services rendered by Deloitte & Touche LLP for the audit of the Company’s annual financial statements for the fiscal years ended March 31, 2007 and 2006 and for the reviews of the Company’s quarterly financial statements, and review of other documents filed with the Securities and Exchange Commission for those fiscal years were $657,000 and $917,000, respectively.

AUDIT-RELATED FEES

For the fiscal years ended March 31, 2007 and 2006, Deloitte & Touche LLP billed the Company $36,211 and $126,000 respectively, for audit of employee benefit plans, assurance and related services in connection with the performance of the audit or review of the Company’s financial statements, in addition to the audit fees disclosed above.

TAX FEES

For the fiscal years ended March 31, 2007 and 2006, Deloitte & Touche LLP billed the Company $187,042 and $204,000, respectively, for professional services rendered in connection with tax compliance services.  For fiscal years ended March 31, 2007 and 2006, Deloitte & Touche LLP billed the Company $231,285 and $10,000, respectively, for tax planning and advice services.

ALL OTHER FEES

Deloitte & Touche LLP did not render any other services to the Company, other than the services described above, for the fiscal years ended March 31, 2007 and 2006.

PRE-APPROVAL POLICIES AND INDEPENDENCE

The Audit Committee has a policy of approving the engagement of the independent registered public accounting firm to perform all audit and non-audit services on behalf of the Company.  The Audit Committee did not rely on the waiver from the pre-approval requirement available under paragraph (c)(7)(i)(C) of Rule 2-01 of Regulation S-X with respect to any of the services provided by the independent registered public accounting firm.  The Audit Committee has determined that the provision of services covered by the foregoing fees was compatible with maintaining the independent registered accounting firm’s independence.  See “Report of the Audit Committee.”

VOTING OF PROXIES AND EXPENSES

The Board of Directors recommends that an affirmative vote be cast in favor of the proposal listed on the proxy card.  The Board of Directors knows of no other matters that may be brought before the meeting which require submission to a vote of the shareholders.  If any other matters are properly brought before the meeting, however, the persons named in the enclosed proxy or their substitutes will vote in accordance with their best judgment on such matters.

Expenses incurred in connection with the solicitation of proxies will be paid by the Company.  The proxies are being solicited principally by mail.  In addition, directors, officers and regular employees of the Company may solicit proxies personally or by telephone, for which they will receive no consideration other than their regular compensation.  The Company will also request brokerage houses, nominees, custodians and fiduciaries to forward soliciting material to the beneficial owners of Common Stock of the Company and will reimburse such parties for their expenses so incurred.

SHAREHOLDER PROPOSALS

If a shareholder wishes to present a proposal for consideration for inclusion in the proxy statement for the 2008 annual meeting, the proposal must be sent by certified mail, return receipt requested, and must be received at the executive offices of the Company no later than March 20, 2008.  All proposals must conform to the rules and regulations of the Securities and Exchange Commission.  Rule 14a-4(c)(1) of the Securities Exchange Act provides that, if the proponent of a shareholder proposal fails to notify the Company of such proposal within a reasonable time before the Company mails its proxy materials, management’s proxies would be permitted to use their discretionary authority to vote on the proposal, if the proposal was raised at the next annual meeting without having been included in the proxy statement.

Dated:  July 19, 2007

MAIR HOLDINGS, INC.

ANNUAL MEETING OF SHAREHOLDERS

Tuesday, August 21, 2007

9:00 a.m.

Five Star Center Conference Room

Fifth Street Towers

100 South Fifth Street

Minneapolis, Minnesota

MAIR HOLDINGS, INC.

Fifth Street Towers, Suite 1360, Minneapolis, Minnesota 55402                                                                                             proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on August 21, 2007.

The shares of common stock of MAIR Holdings, Inc. you hold of record or in your account or in a dividend reinvestment account will be voted as you specify below.

If no choice is specified, the proxy will be voted “FOR” Item 1.

By signing the proxy, you revoke all prior proxies and appoint Paul F. Foley and Ruth M. Timm, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.

COMPANY #

There are two ways to vote your Proxy

Your telephone vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK ♦♦♦ EASY ♦♦♦ IMMEDIATE

•                  Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week until 12:00 p.m. (CT) on August 20, 2007.

•                  Please have your proxy card and the last four digits of your Social Security Number or Taxpayer Identification Number available. Follow the simple instructions the Voice provides you.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to MAIR Holdings, Inc., c/o Shareowner Services,SM  P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone, please do not mail your proxy card

Please detach here

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1. Election of directors:	01 John J. Ahn	☐ Vote FOR	☐ Vote WITHHELD
	02 Pierson M. Grieve	all nominees	from all nominees
	03 Raymond W. Zehr	(except as marked)

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE ABOVE PROPOSAL.

Address Change? Mark Box	☐	Date
Indicate changes below:

Sign in Box

Please sign exactly as your name appears on this card. When shares are held by joint tenants, both should sign. If signing as attorney, executor, administrator, trustee or guardian, please give full title and authority. If a corporation, please give full corporate name and title of authorized officer signing this card. If a partnership, please give partnership name and title of authorized person signing this card.